UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 4, 2010

MACY'S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 4, 2010, Macy's, Inc. (“Macy's”) issued a press release announcing Macy's sales for the fiscal quarter ended October 30, 2010.  The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains certain non-GAAP financial measures of expected diluted earnings per share for the second half of the fiscal year ended January 29, 2011, excluding expenses associated with the early retirement of debt in the third quarter of 2010.  Management believes that diluted earnings per share, excluding expenses associated with the early retirement of debt, is a useful measure in evaluating Macy's ability to generate earnings from operations and that providing such a measure will allow investors to more readily compare the earnings referred to in the press release to the earnings provided by Macy's in past and future periods.  Management believes that excluding expenses associated with the early retirement of debt from this calculation is particularly useful where the amounts of such items are not consistent in the periods presented.  However, the reader is cautioned that any non-GAAP financial measures provided by Macy's are provided in addition to, and not as alternatives for, Macy's reported results prepared in accordance with GAAP.  Certain items that may have a significant impact on Macy's financial position, results of operations and cash flows must be considered when assessing Macy's actual financial condition and performance regardless of whether these items are included in these non-GAAP financial measures.  Additionally, the methods used by Macy's to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures.  As a result, any non-GAAP financial measures provided by Macy's may not be comparable to similar measures provided by other companies.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

	99.1	Press Release of Macy's dated November 4, 2010.

MACY'S, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACY'S, INC.

Dated: November 4, 2010	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Executive Vice President, General Counsel and Secretary

Index to Exhibits

Index

Number

99.1                                          Press Release of Macy's dated November 4, 2010.